Exhibit 10.10

December 2, 2020

Dr. Donald Very

Dear Don:

We would like to offer you a position as Executive Vice President of Research and Development for Marizyme, Inc. effective December 2, 2020. The position will pay $250,000 annually, a bonus of 25% of salary based upon discretionary objectives to be outlined, have 40,000 options for common stock with an exercise price of $1.25, vesting quarterly over three years, subject to approval by the Company’s Board of Directors, and provide health insurance coverage.

We look forward to you joining the Marizyme team.

Sincerely,

/s/ Neil J. Campbell
Dr. Neil J. Campbell
CEO and President

Accepted by:

/s/ Donald Very
Dr. Donald Very

Pc:	Bruce Harmon, CFO
Kari Jacobson, Controller

Marizyme, Inc.

225 Chimney Corner Lane, Suite 2001, Jupiter, FL 33458

561-935-9955 (O) 561-529-4248 (F)

www.marizyme.com